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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE
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Hudson Valley Holding Corp.                      CONTACT
21 Scarsdale Road                                -------
Yonkers, NY 10707                                Wendy Croker
                                                 VP, Shareholder Relations
                                                 (914) 771-3214





                          HUDSON VALLEY HOLDING CORP.
                            ANNOUNCES STOCK DIVIDEND
                          AND STOCK REPURCHASE PROGRAM



        YONKERS, NY, November 30, 2004 ... William E. Griffin, Chairman of the Board of Hudson Valley Holding Corp. announced that the Board of Directors have approved a 10% Stock Dividend for all Shareholders of Record as of the close of business December 10, 2004. Dividend Stock Certificates will be mailed to Shareholders on December 17, 2004.

        At the same time, Mr. Griffin announced the approval by the Board of Directors of a program, effective December 13, 2004, to repurchase up to 75,000 of its shares at a price of $36.50 per share, or a price of $42.00 per share for a transaction of at least 2,000 shares. This offer expires February 22, 2005.

     Hudson Valley Holding Corp., headquartered in Yonkers, NY, is the parent company of Hudson Valley Bank, Westchester's largest independently owned Bank with 19 branches located in the Bronx, Manhattan and Westchester and loan production offices in Dutchess County and Queens. The Bank specializes in providing a full range of financial services to small businesses, professional services firms, not-for-profit organizations and individuals; and provides investment management services through a subsidiary, A. R. Schmeidler & Co, Inc. The Company's stock is traded under the ticker symbol "HUVL" on the OTC Bulletin Board. Additional information on the Bank can be obtained on our web-site at www.hudsonvalleybank.com.
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